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Exhibit 3.19

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LISBON ACQUISITION CORP.

        Lisbon Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: The name of the corporation is Lisbon Acquisition Corp., which is the name under which the corporation was incorporated. Its Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 28, 2004.

        SECOND: That this Amended and Restated Certificate of Incorporation restates and integrates and amends in its entirety the Certificate of Incorporation as currently in effect of the corporation to read in full as set forth on Exhibit A attached hereto.

        THIRD: This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders of the corporation entitled to vote in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        FOURTH: This Amended and Restated Certificate of Incorporation shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be executed this 25th day of May, 2004.

LISBON ACQUISITION CORP.
By:	/s/ JOHN A. SAXTON Name: John A. Saxton Title: President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE DINGLEY PRESS, INC.

        1.    Name.    The name of the Corporation is The Dingley Press, Inc.

        2.    Registered Office and Agent.    The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

        3.    Purpose.    The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

        4.    Authorized Capital.    The aggregate number of shares of stock which the Corporation shall have authority to issue is One Hundred (100) shares, all of which are of one class and are designated as Common Stock and each of which has a par value of One Cent ($0.01).

        5.    Incorporator.    The name and mailing address of the incorporator are Courtney L. Giuffra, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793.

        6.    Bylaws.    The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

        7.    Elections of Directors.    Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

        8.    Right to Amend.    The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

        9.    Limitation on Liability.    The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        10.    Miscellaneous.    The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

QuickLinks

  Exhibit 3.19
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LISBON ACQUISITION CORP.
  Exhibit A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE DINGLEY PRESS, INC.